Exhibit 10.1

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (“Agreement”) is made and entered into as of ________, 2018 by and among Actuant Corporation, a Wisconsin corporation (the “Company”), and         _______________, a director and/or officer of the Company (the “Indemnitee”).
RECITALS
WHEREAS, damages sought against directors and officers in shareholder or similar litigation may be substantial, and the costs of defending such actions, and of judgments in favor of plaintiffs or of settlement therewith, may be prohibitive for individual directors and officers, without regard to the merits of a particular action and without regard to the culpability of, or the receipt of improper personal benefit by, any named director or officer; and
WHEREAS, the long period of time which may elapse before final disposition of such litigation may impose undue hardship and burden on a director or officer or his estate in maintaining a proper and adequate defense of himself or his estate against claims for damages; and
WHEREAS, the Company desires to retain the services of highly qualified individuals, to serve as directors and officers of the Company; and
WHEREAS, the Board of Directors of the Company (the “Board”) has concluded that it is reasonable and prudent for the Company to enter into an agreement to indemnify in a reasonable and adequate manner the Indemnitee and to assume for itself maximum liability for expenses and damages in connection with claims lodged against Indemnitee for his decisions and actions as a director and/or officer of the Company.
NOW, THEREFORE, in consideration of the foregoing, and of other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties hereto, the parties agree as follows:
ARTICLE I
DEFINITIONS
For purposes of this Agreement, the following terms shall have the meanings set forth below:
Section 1.1 “Authority” shall mean the entity selected by the Indemnitee to determine the Indemnitee’s right to indemnification pursuant to Section 6.2.
Section 1.2 “Board” shall mean the Board of Directors of the Company.
Section 1.3 “Breach of Duty” shall mean the Indemnitee breached or failed to perform the Indemnitee’s duties to the Company and such breach of or failure to perform those duties is determined, in accordance with Section 6.2, to constitute misconduct under Section 180.0851(2) (a) 1, 2, 3, or 4 of the Statute.
Section 1.4 “Change in Control” shall mean:

(i)a sale of over 50% of the stock of the Company measured in terms of voting power, other than in a public offering; or
(ii)the sale by the Company of over 50% of its business or assets in one or more transactions over a consecutive 12-month period; or
(iii)a merger or consolidation of the Company with or into any other corporation or corporations such that the shareholders of the Company prior to the merger or consolidation do not own at least 50% of the surviving entity measured in terms of voting power; or
(iv)the acquisition by any means of more than 25% of the voting power or common stock of the Company by any person or group of persons (with group defined by the definitions under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); or
(v)the election of directors constituting a majority of the Company’s board of directors pursuant to a proxy solicitation not recommended by the Company’s board of directors.
Section 1.5 “Corporate Status” shall mean the status of a person who is or was a director or officer of the Company, or a member of any committee of the Board, and the status of a person who, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, partner, trustee, member of any governing or decision-making committee, manager, employee or agent of another foreign or domestic corporation, limited liability company, partnership, joint venture, trust, or enterprise and the status of a person who, while a director or officer of the Company, is or was serving an employee benefit plan because his or her duties to the Company also impose duties on, or otherwise involve services by, the person to the plan or to participants in or beneficiaries of the plan.
Section 1.6 “Disinterested Director” shall mean a director of the Company who is not a party to the Proceeding in respect of which indemnification is being sought by the Indemnitee or a related Proceeding.
Section 1.7 “Expenses” shall mean, without limitation, all reasonable expenses incurred in connection with any Proceeding, including all fees, attorneys’ fees and all other cost, charges, disbursements or expenses incurred in connection with a Proceeding.
Section 1.8 “Liabilities” shall mean all liabilities or obligations of any type whatsoever, including, without limitation, any obligation to pay a judgment, settlement, penalty, assessment, forfeiture or fine, including an excise tax with respect to an employee benefit plan, and Expenses incurred, paid or suffered in connection with any Proceeding.
Section 1.9 “Non-Indemnifiable Liabilities” shall mean Liabilities incurred because the director or officer breached or failed to perform a duty owed to the Company which breach or failure constitutes any of the following:
(i)a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer has a material conflict of interest;
(ii)a violation of criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;
(iii)a transaction from which the director or officer derived an improper personal profit; or

(iv)willful misconduct.
“Non-Indemnifiable Liabilities” shall also include Liabilities for which Indemnitee has previously received indemnification from any person.
Section 1.10 “Proceeding” shall mean any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration, or other proceeding, whether formal or informal, which involved foreign, federal, state or local law and which is brought by or in the right of the Company or any other person, including without limitation, any proceeding involving securities regulation.
Section 1.11 “Statute” shall mean Sections 180.0850 through 180.0859, inclusive, of the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, as the same shall then be in effect, including any amendments thereto, but, in the case of any such amendment, only to the extent such amendment permits or requires the Company provide broader indemnification rights than the Statute permitted or required the Company to provide prior to such amendment.
Section 1.12 “Voting Securities” shall mean any securities of the Company that are entitled to vote generally in the election of directors.
ARTICLE II
NOTICE OF PROCEEDINGS AND DEFENSE OF CLAIMS
Section 2.1 Notice of Proceedings. The Indemnitee agrees to notify the Company promptly in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder, but the Indemnitee’s failure to so notify the Company shall not relieve the Company from any liability which it may have to the Indemnitee under this Agreement.
Section 2.2 Defense of Claims. The Company will be entitled to participate, at its own expense, in any Proceeding of which it has notice. The Company, jointly with any other indemnifying party similarly notified of any Proceeding, will be entitled to assume the defense of the Indemnitee therein, with counsel reasonably satisfactory to the Indemnitee, upon delivery of written notice to Indemnitee of its election to do so; provided, however, that the Company shall not be entitled to assume the defense of the Indemnitee in any Proceeding if there has been a Change in Control or if the Indemnitee has reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee with respect to such Proceeding. After notice from the Company to the Indemnitee of its election to assume the defense of the Indemnitee and the retention by the Company of counsel reasonably satisfactory to Indemnitee, the Company will not be liable to the Indemnitee under this Agreement for any Expenses incurred thereafter by the Indemnitee in connection with the defense of any Proceeding, other than reasonable costs of investigation or as otherwise provided below. Notwithstanding the foregoing, the Indemnitee shall have the right to employ his own counsel in any such Proceeding if (i) the employment of counsel by the Indemnitee has been authorized by the Company; (ii) the Indemnitee shall have reasonably concluded that counsel employed by the Company may not adequately represent the Indemnitee due to a conflict of interest between the Company and the Indemnitee with respect to such Proceeding and shall have so informed the Company; or (iii) the Company shall not in fact have employed counsel to assume the defense of the Indemnitee in such Proceeding or the counsel employed by the Company shall not, in fact, have assumed such defense or such counsel shall not be acting, in connection therewith, with reasonable diligence; and in each such case the fees and expenses of the Indemnitee’s counsel shall be an Expense under this Agreement and shall therefore be advanced by the Company in accordance with this Agreement.
Section 2.3 Settlement of Claims. The Company shall not settle any Proceeding in any manner which would impose any liability, penalty or limitation on the Indemnitee without the written consent of the Indemnitee; provided, however, that the Indemnitee will not unreasonably withhold or delay consent to any proposed settlement. The Company shall not be liable to indemnify the Indemnitee under this Agreement or otherwise for any amounts paid in settlement of any Proceeding effected by the Indemnitee without the Company’s written consent, which consent shall not be unreasonably withheld or delayed.
ARTICLE III
PERIOD OF LIMITATIONS
No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against Indemnitee, Indemnitee’s estate, spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two‑year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.
ARTICLE IV
INDEMNIFICATION
Section 4.1 General. In addition to the Company’s specific obligations set forth below, the Company hereby agrees to indemnify the Indemnitee to the fullest extent required or permitted by the Company’s Articles of Incorporation or Bylaws and by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit. For all matters for which the Indemnitee is entitled to indemnification under this Article IV, the Indemnitee shall be entitled to advancement of Expenses in accordance with Article V hereof. The Company’s obligation to indemnify and advance Expenses pursuant to this Agreement shall apply to all Proceedings, regardless of whether the underlying events, acts or omissions occurred before or after the date hereof.
Section 4.2 Successful Defense. The Company shall indemnify Indemnitee, to the extent Indemnitee has been successful on the merits or otherwise in the defense of a Proceeding, for all Expenses incurred in a Proceeding to which Indemnitee is a party because of the Indemnitee’s Corporate Status.
Section 4.3 As a Party to a Proceeding. The Company shall indemnify Indemnitee against all Liabilities, other than Non-Indemnifiable Liabilities, incurred by Indemnitee in a Proceeding to which Indemnitee is a party because of the Indemnitee’s Corporate Status.
Section 4.4 Other Proceedings. Notwithstanding any other provision in this Agreement, the Company shall indemnify Indemnitee against all Liabilities incurred by Indemnitee with respect to a Proceeding either (i) as a witness in a Proceeding to which Indemnitee is not a party or (ii) as a plaintiff or petitioner because of Indemnitee’s Corporate Status.

ARTICLE V
ADVANCEMENT OF EXPENSES
Upon written request by Indemnitee who is a party to a Proceeding because of the Indemnitee’s Corporate Status, the Company shall advance to the Indemnitee all Expenses which are incurred by or for Indemnitee in connection with the Proceeding, as incurred, provided that the Indemnitee provides the Company with all of the following: (i) a written affirmation of Indemnitee’s good faith belief that Indemnitee has not breached or failed to perform Indemnitee’s duties to the Company, and (ii) a written undertaking, executed personally or on Indemnitee’s behalf, to repay the advanced Expenses and, if required by the Company, to pay reasonable interest on the advanced Expenses to the extent that it is ultimately determined that indemnification of Indemnitee with respect to such Proceeding is not required nor ordered by a court of competent jurisdiction. Such undertaking shall be an unsecured, unlimited general obligation of Indemnitee and shall be accepted without reference to Indemnitee’s ability to repay the advanced Expenses. The Company shall advance such Expenses within five (5) business days after the receipt by the Company of the documents to be delivered by Indemnitee pursuant to this Article. The Indemnitee hereby agrees to repay any Expenses advanced hereunder if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified against such Expenses; provided that the Indemnitee shall not be required to pay interest on such repaid amounts.
ARTICLE VI
PROCEDURE FOR PAYMENT OF LIABILITIES; DETERMINATION
OF RIGHT TO INDEMNIFICATION
Section 6.1 Procedure for Payment. To obtain indemnification for Liabilities under this Agreement, the Indemnitee shall submit to the Company a written request for payment, including with such request such documentation as is reasonably available to the Indemnitee and reasonably necessary to determine whether, and to what extent, the Indemnitee is entitled to indemnification and payment hereunder. The Secretary of the Company, or such other person as shall be designated by the Board of Directors, promptly upon receipt of a request for indemnification shall advise the Board of Directors, in writing, of such request. Any indemnification payment due hereunder shall be paid by the Company within ten (10) business days following a determination, pursuant to this Article VI, that such indemnification payment is proper hereunder. Any indemnification payment due under Section 4.4 shall be paid by the Company within ten (10) business days of Indemnitee’s request, without need for a determination pursuant to Section 6.2.
Section 6.2 Forum for Determination. (a) The Indemnitee shall be entitled to select from among the following means for determining Indemnitee’s right to indemnification:
(i)By a majority vote of a quorum of the Board consisting of Disinterested Directors. If a quorum of Disinterested Directors cannot be obtained, by majority vote of a committee duly appointed by the Board and consisting solely of 2 or more Disinterested Directors. Directors who are not Disinterested Directors may participate in the designation of members of the committee;
(ii)By independent legal counsel mutually selected by Indemnitee and selected by a quorum of the Board or its committee in the manner prescribed in (i) above or, if unable to obtain such a quorum or committee, by a majority vote of the full Board, including directors who are not Disinterested Directors;

(iii)By a panel of 3 arbitrators consisting of one arbitrator selected by those directors entitled under (ii) above to select independent legal counsel, one arbitrator selected by Indemnitee and one arbitrator selected by the 2 arbitrators previously selected;
(iv)By an affirmative vote of Voting Securities in accordance with Wisconsin law. Shares owned by, or voted under the control of, persons who are at the time parties to the same or related Proceedings, whether as plaintiffs or defendants or in any other capacity, may not be voted in making the determination; or
(v)By order of a court of competent jurisdiction.
As soon as practicable, and in no event later than thirty (30) days after written notice of the Indemnitee’s choice of forum pursuant to this Section 6.2, the Company shall, at its own expense, submit Indemnitee’s claim for indemnification and any claim the Company has with respect to Non-Indemnifiable Liabilities.
(b) The fees and expenses of the selected forum in connection with making the determination contemplated hereunder shall be paid by the Company.
(c) In any such determination by the selected Authority there shall exist a rebuttable presumption that the Indemnitee’s conduct did not constitute a Breach of Duty and that indemnification against the requested amount of Liabilities is required. The burden of rebutting such a presumption by clear and convincing evidence shall be on the Company or such other party asserting that such indemnification should not be allowed.
(d) The Authority shall make its determination within sixty (60) days of being selected and shall submit a written opinion of its conclusion simultaneously to both the Company and the Indemnitee.
(e) If the Authority determines that indemnification is required hereunder, the Company shall pay the entire requested amount of Liabilities (net of any Expenses previously advanced pursuant to Article 5), including interest thereon at a reasonable rate, as determined by the Authority, within ten (10) days of receipt of the Authority’s opinion, provided, that, if it is determined by the Authority that the Indemnitee is entitled to indemnification as to some claims, issues or matters, but not as to other claims, issues or matters, involved in the subject Proceeding, the Company shall be required to pay (as set forth above) only the amount of such requested Liabilities as the Authority shall deem appropriate in light of all of the circumstances of such Proceeding.
(f) The determination by the Authority that indemnification of the Indemnitee is required hereunder shall be binding upon the Company regardless of any prior determination that the Indemnitee engaged in a Breach of Duty.
Section 6.3 Expenses under this Agreement. Notwithstanding any other provision in this Agreement to the contrary, the Company shall indemnify the Indemnitee against all Expenses incurred by the Indemnitee in connection with any hearing or proceeding under this Article VI involving the Indemnitee if the Indemnitee is successful in such claim and against all Expenses incurred by the Indemnitee in connection with any other action between the Company and the Indemnitee involving the interpretation or enforcement of the rights of the Indemnitee under this Agreement, if it is determined that the Indemnitee was entitled to indemnification in whole or in part thereunder.

ARTICLE VII
PRESUMPTIONS AND EFFECT OF CERTAIN PROCEEDINGS
Section 7.1 Effect of Other Proceedings. The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of no contest or an equivalent plea, shall not, by itself, create a presumption that indemnification is not required hereunder.
Section 7.2 Actions of Others. The knowledge and/or actions, or failure to act, of any other director, officer, agent or employee of the Company shall not be imputed to the Indemnitee for purposes of determining the right to indemnification under this Agreement.
ARTICLE VIII
INSURANCE
In the event that the Company maintains officers’ and directors’ or similar liability insurance to protect itself and any director or officer of the Company against any expense, liability or loss, such insurance shall cover the Indemnitee to at least the same degree as each other director and/or officer of the Company.
ARTICLE IX
MISCELLANEOUS
Section 9.1 Non-Exclusivity. The rights of the Indemnitee hereunder shall be in addition to any other rights to which the Indemnitee may at any time be entitled under any provision of law or the Articles of Incorporation or the Bylaws of the Company, as the same may be in effect from time to time, or any agreement, a vote of shareholders of the Company or a resolution of directors of the Company or otherwise, and to the extent that during the term of this Agreement the rights of the then-existing directors and officers of the Company are more favorable to such directors or officers than the rights currently provided to the Indemnitee under this Agreement, the Indemnitee shall be entitled to the full benefits of such more favorable rights. No amendment, alteration, rescission or replacement of this Agreement or any provision hereof which would in any way limit the benefits and protections afforded to an Indemnitee hereby shall be effective as to such Indemnitee with respect to any action or inaction by such Indemnitee in the Indemnitee’s Corporate Status prior to such amendment, alteration, rescission or replacement.
Section 9.2 Subrogation. In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all documents required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.
Section 9.3 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) if delivered by hand, or by courier and receipted for by the party to whom said notice or other communication shall have been directed at the time indicated on such receipt; or (ii) if by U.S. certified or registered mail, with postage prepaid, on the third business day after the date on which it is so mailed:
If to the Indemnitee, as shown with the Indemnitee’s signature below.

If to the Company, to:
Actuant Corporation
N86 W12500 Westbrook Crossing
Menomonee Falls, WI 53051
Attention: Secretary
or to such other address as may have been furnished to the Indemnitee by the Company or to the Company by the Indemnitee, as the case may be.
Section 9.4 Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Wisconsin, without application of the conflict of laws principles thereof.
Section 9.5 Binding Effect. Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns. The Company shall require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its respective assets or business, by written agreement in form and substance reasonably satisfactory to the Indemnitee, to assume and agree to be bound by and to perform this Agreement in the same manner and to the same extent as the Company would be required to perform absent such succession or assignment. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as an executive officer, director, employee, agent or other representative of the Company.
Section 9.6 Waiver. No termination, cancellation, modification, amendment, deletion, addition or other change in this Agreement, or any provision hereof, or waiver of any right or remedy herein, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy with respect to any occurrence on one occasion shall not be deemed a waiver of such right or remedy with respect to such occurrence on any other occasion.
Section 9.7 Entire Agreement. This Agreement, constitutes the entire agreement and understanding among the parties hereto in reference to the subject matter hereof; provided, however, that the parties acknowledge and agree that the Bylaws of the Company contain provisions on the subject matter hereof and that this Agreement is not intended to, and does not, limit the rights or obligations of the parties hereto pursuant to such Bylaws.
Section 9.8 Titles. The titles to the articles and sections of this Agreement are inserted for convenience of reference only and should not be deemed a part hereof or affect the construction or interpretation of any provisions hereof.
Section 9.9 Severability. Every provision of this Agreement is severable. In the event that the invalidity or any term or provision (including any provision within a single section, paragraph or section) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining terms and provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or otherwise enforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
Section 9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one agreement binding on all the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ACTUANT CORPORATION
By:
Name:
Title:

INDEMNITEE

[Director/Officer Name]

(Address)